EXHIBIT 99.2

On August 13, 2008, inTEST Corporation held its quarterly analyst conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Ladies and gentlemen, and welcome to the inTEST Corporation Second Quarter of 2008 Results conference call. At this time all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone key pad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Joseph Villalta of The Ruth Group. Thank you, Mr. Villalta, you may begin.

Joseph Villalta:

Thank you. Good afternoon and welcome to today's second quarter results call. Joining us from inTEST are Robert Matthiessen, President and CEO, and Hugh Regan, Treasurer and CFO. Bob will briefly review highlights from the second quarter. Hugh will then review inTEST's detailed financial results. We will then have time for any questions. If you have not received a copy of today's results release, please call The Ruth Group at 646-536-7026 or you can get it off of inTEST's website.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain statements about future events and expectations which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement. Actual results may differ materially depending on a number of risk factors including, but not limited to, the following: changes in business conditions and the economy, generally; changes in demand for semiconductors, generally; changes in rates of and timing of capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with the Company's products; implementation of additional restructuring initiatives; costs associated with compliance of new regulations and other risk factors set forth from time to time in the Company's SEC filings, including but not limited to, the Company's period reports on Form 10-K, Form 10-Q and Form 8-K. The Company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

At this time, I would now like to turn the call over to Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you, Joseph, and welcome, everyone, to today's call. The weakening of the macroeconomic environment in the second quarter posed significant challenges to our overall profitability and growth. Our bookings decreased in the second quarter of 2008 to $10.0 million from $12.5 million in the first quarter of 2008. Our negative results for the quarter were driven by the manipulator and docking hardware product segment. At the end of the second quarter, we implemented a restructuring of this product segment and reduced headcount by 18% and shortened the work week for certain employees. We will continue to concentrate on this segment's cost structure, as well as new product releases and sales efforts during the third quarter of 2008. Despite our challenging environment, we posted sequential revenue growth and built our market share in the tester interface and thermal management markets. Net revenues for the quarter ended June 30, 2008, were $11.5 million, an increase of 2% from the $11.3 million for the first quarter of 2008.

We are also pleased to announce that in July we closed on the acquisition of Diamond Integration, a small test floor services company based in Texas, which we anticipate expanding through our global network. This acquisition will give us greater exposure to a line of requisite business that is normally driven by our customers' stable operating budgets rather than their volatile capital budgets. We are very enthusiastic about entering this business in our pursuit of growth and profitability for the manipulator and docking hardware group.

Let me give you some color on our three businesses. In our manipulator and docking group, to date we have released two of the planned four members of the new Cobal line of manipulators. The remaining two models will be released in the third and fourth quarters of this year. As I mentioned in our last earnings call, the manipulator and docking group now has three series of manipulators to cover the varying needs of our customers, the in2 Series of economy counterbalance manipulators, the Cobal Series of performance counterbalance manipulators and the Aero Series of premium air powered manipulators. ASP's begin at $10,000 for the smallest in2 up to $49,000 for the largest of the Aero Series. This being the case, we feel that we are well positioned for a turn around in this business.

Our interface group performed well by exceeding the revenue and profit targets for the quarter; however, bookings have softened from the hectic pace at the beginning of the year, possibly indicating a slowdown in this business for the second half. Our temperature management product group had a slight increase in both bookings and sales for the quarter. They are, again, having significant business from non-semiconductor customers, thus mitigating the down semiconductor segment business cycle. Both the interface group and the temperature management group were profitable for the quarter.

Now let me turn the call over to Hugh.

Hugh Regan, Jr.:

Thanks, Bob. Net revenues for the quarter ended June 30, 2008, were $11.5 million compared to $11.3 million in the first quarter of 2008. The net loss for the second quarter of 2008 was $(1.4) million or $(0.15) per diluted share, compared to a net loss of $(1.3) million or $(0.14) per diluted share for the first quarter of 2008. In the second quarter, end user net revenue was $9.0 million or 78% of net revenues compared with $9.1 million or 81% of net revenues in the first quarter of 2008. OEM net revenue was $2.5 million or 22 % of net revenues in the second quarter compared to $2.2 million or 19% of net revenues from the first quarter. Net revenues for markets outside of semiconductor test were $1.7 million or 15% of net revenues in the second quarter compared with $1.6 million or 14% of net revenues in the first quarter.

On a product segment basis, net revenues for the manipulator and docking hardware segment were $4.2 million or 37% of net revenues in the second quarter, compared with $5.0 million or 44% of net revenues in the first quarter. Our temperature management segment had net revenues of $4.6 million or 40% of net revenues in the second quarter compared with $4.4 million or 39% of net revenues in the first quarter. Finally, our tester interface segment reported net revenues of $2.7 million, or 23% of net revenues in the second quarter, compared with $1.9 million or 17% of net revenues in the first quarter.

The Company's overall gross margin for the quarter ended June 30, 2008, was $4.5 million, or 39.3% of net revenue, compared to $4.5 million or 39.4% for the first quarter of 2008. Material cost was 37.2% of net revenues in the second quarter compared with 36.4% in the first quarter. The increase in material cost as a percentage of net revenues was due to changes in product mix.

I'll now discuss the breakdown of operating expenses. Selling expense was $2.2 million or 19% of net revenues for the [second]* quarter compared with $2.1 million or 19% of net revenues in the first quarter, an increase of $129,000 or 6%. The increase is primarily due to higher levels of sales commission expense and advertising costs. In addition, there were also increases in freight costs, salary expense and, which were offset somewhat by reduced spending on travel in the second quarter compared to the first quarter. Engineering and product development expense was $1.4 million with 13% of net revenues for both the first and second quarters.

Increased spending on IP legal was offset by reductions in spending on research and development materials, as well as lower salary and benefit expense. General and administrative expense was $2.0 million or 18% of net revenues in the second quarter compared to $2.2 million or 20% of net revenues in the first quarter, a decrease of $208,000 or 9%. The decrease was primarily related to reductions in corporate, legal and travel expenses and to a lesser extent, reduced employer payroll tax and benefit expenses.

Other income was $47,000 for the second quarter of 2008 compared to other income of $35,000 for the first quarter of 2008. The improvement was primarily due to reduced foreign exchange transaction losses, and the improvement was almost fully offset by reduced levels of interest income which declined significantly from the first quarter due to a reduction in the rate of return on and in, rate of return earned on invested cash balances. Our pre-tax loss was $(1.3) million or $(0.14) per diluted share for the second quarter, compared to a pre-tax loss of $(1.3) million or $(0.14) per diluted share in the first quarter of 2008. Income tax expense was $47,000 in the second quarter, compared to $62,000 for the first quarter. And our effective tax rate was a negative 4% in the second quarter compared to a negative 5% in the first quarter.

Our net loss for the second quarter was $(1.4) million or $(0.15) per diluted share compared to a net loss of $(1.3) million or $(0.14) per diluted share for the first quarter. Diluted average shares outstanding were approximately 9.3 million for both the first and second quarters of 2008. Cash and cash equivalents at the end of June were approximately $11.4 million, down $600,000 from the $12.0 million at the end of March. The decrease in cash was a result of the operating loss during the quarter. Capital expenditures during the second quarter were $141,000 compared to $100,000 during the first quarter.

As Bob previously noted, bookings decreased in the second quarter of 2008 to $10.0 million from $12.0 million in the first quarter, a decrease of $2.5 million or 20%. Our bookings included non-semiconductor related orders of $2.1 million or 21% of total orders in the second quarter of 2008, compared with $1.1 million or 9% of orders booked in the first quarter. Our backlog at the end of the second quarter was $3.9 million, down from $5.4 million at the end of the first quarter.

That's it for my financial review. At this time, we will now open up for Q&A.

Operator:

Thank you. Ladies and gentlemen, we will now be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star keys. One moment, please, as we poll for questions.

It appears there are no questions at this time. I would like to turn the floor back to management for any closing comments.

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[Non-material closing remarks omitted]

* The transcript incorrectly stated "first". It is now correctly stated in brackets as "second".